EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

     Callon Petroleum Company Reports

     2004 First Quarter Record Results

     Natchez, MS (May 10, 2004)—Callon Petroleum Company (NYSE: CPE/CPE.PrA) today reported record results of operations for the three-month period ended March 31, 2004, with revenues, production and discretionary cash flow, a non-GAAP measure, reaching historic new levels. Revenues from oil and gas sales increased 50 percent, production increased 55 percent, and discretionary cash flow increased 47 percent when compared to the same period of the previous year.

     For the three-month period ended March 31, 2004, Callon reported net income of $2.1 million, or $0.12 per diluted share after charges of $2.5 million, or $0.17 per diluted share, attributable to early extinguishment of debt and $2.6 million, or $0.18 per diluted share, resulting from the retirement of two executive officers of the company. The company reported a net income of $1.4 million, or $0.08 per share on a diluted basis, for the same period in 2003.

     Oil and gas sales totaled $32 million from average production of 63 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $21 million from average daily production of 41 MMcfe/d during the same period in 2003. During the first quarter of 2004, natural gas represented approximately 54 percent of the company’s total production versus 93 percent for 2003. The average price received per thousand cubic feet of natural gas in the first quarter of 2004 increased to $5.94 compared to $5.79 during the first quarter of 2003, while the average price received per barrel of oil in the first quarter of 2004 decreased to $30.67 compared to $31.32 during the same period a year earlier.

     For the three months ended March 31, 2004, discretionary cash flow totaled $17.9 million compared to $12.2 million during the first three months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $17.9 million and $11.0 million during the period ended March 31, 2004 and 2003, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)

     Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes this measure is a financial indicator of the company’s ability to fund capital expenditures and service debt. Callon also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

Reconciliation Non-GAAP Financial Measure: (In thousands)	Three Months Ended March 31,
	2004	2003
Discretionary cash flow	$17,899	$12,153
Net working capital changes and other changes	4	(1,181)

Net cash flow provided by operating activities	$17,903	$10,972

Consolidated Condensed Balance Sheets:	March 31,	December 31,
(In thousands)	2004	2003
Cash and cash equivalents	$3,391	$8,700
Restricted cash*	—	63,345
Oil and gas properties, net	395,712	390,163
All other assets	37,389	33,824

Total assets	$436,492	$496,032

Long-term debt including current maturities*	$237,867	$308,108
All other liabilities	66,636	54,663
Stockholders’ equity	131,989	133,261

Total liabilities and stockholders’ equity	$436,492	$496,032

* On January 8, 2004, restricted cash was used to pay off the Senior Subordinated Notes due 2004 which were included in long-term debt including current maturities above as of December 31, 2003.

Production and Price Information:	Three Months Ended
	March 31,
	2004	2003
Production:
Oil (MBbls)	439	45
Gas (MMcf)	3,108	3,427
Total Production (MMcfe)	5,743	3,697
Average daily (MMcfe)	63.1	41.1
Average prices:
Oil ($/Bbl)	$30.67	$31.32
Gas ($/Mcf)	$5.94	$5.79
Gas equivalent ($/Mcfe)	$5.56	$5.75

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share amounts)

	Three Months Ended
	March 31,
	2004	2003
Operating revenues:
Oil and gas sales	$31,919	$21,268

Total operating revenues	31,919	21,268

Operating expenses:
Lease operating expenses	5,168	2,832
Depreciation, depletion and amortization	11,835	7,402
General and administrative	3,793	1,235
Accretion expense	816	715
Loss on mark-to-market commodity derivative contracts	76	138

Total operating expenses	21,688	12,322

Income from operations	10,231	8,946

Other (income) expenses:
Interest expense	5,891	7,181
Other income	(86)	(83)
Loss on early extinguishment of debt	2,472	—

Total other (income) expenses	8,277	7,098

Income before income taxes	1,954	1,848
Income tax expense (benefit)	—	647

Income before Medusa Spar LLC and cumulative effect of change in accounting principle	1,954	1,201
Income from Medusa Spar LLC, net of tax	148	—

Income before cumulative effect of change in accounting principle	2,102	1,201
Cumulative effect of change in accounting principle, net of tax	—	181

Net income	2,102	1,382
Preferred Stock dividends	319	319

Net income available to Common Stock	$1,783	$1,063

Net income per share:
Basic
Net income available to Common Stock before cumulative effect of change in accounting principle	$0.13	$0.07
Cumulative effect of change in accounting principle, net of tax	—	0.01

Net income available to Common Stock	$0.13	$0.08

Diluted
Net income available to Common Stock before cumulative effect of change in accounting principle	$0.12	$0.07
Cumulative effect of change in accounting principle, net of tax	—	0.01

Net income available to Common Stock	$0.12	$0.08

Shares used in computing net income:
Basic	13,819	13,599

Diluted	14,646	14,192

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including those in our Annual Report for the year ended December 31, 2003 on Form 10-K.

     The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transaction and may engage in one or more of these types of transactions without prior notice.

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